AgroFresh Solutions Reports Results for Third Quarter and First Nine Months of 2017

Progress across Strategic Initiatives Generates Significant Increases in Year-to-Date Net Income and Cash from Operations

•	Net sales for the first nine months of 2017 of $110 million, up $2 million from the same period last year

•	Net income of $0.1 million for the first nine months of 2017 compared to a net loss of $43 million for the first nine months of 2016

•	First nine months of 2017 EBITDA[1] of $49 million compared to $37 million in the first nine months of 2016

•
Net sales for the third quarter of $61 million, flat versus a year ago during the same period. Lower SmartFresh revenues in North America were driven by a later than normal North American apple harvest, and were offset by an earlier European crop

•	Net income of $10 million for the third quarter of 2017 compared to $7 million in the third quarter of last year

•	Third quarter 2017 EBITDA[1] of $33 million compared to $37 million in the same period last year

•	$15 million of cash generated from operations for the first nine months of 2017 compared to the use of $5 million in the first nine months of 2016

•	Cash of $75 million at September 30, 2017 up $31 million from September 30, 2016

PHILADELPHIA, November 8, 2017 -- AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (NASDAQ: AGFS), a global leader in produce freshness solutions, announced financial results for the third quarter and first nine months of fiscal 2017, ended September 30, 2017.

Jordi Ferre, Chief Executive Officer, commented, "Results throughout fiscal 2017 have consistently demonstrated the strength of the AgroFresh franchise. Over the past three months, this has enabled us to adapt to volatility in both the timing of the harvest and the size of the apple crop across the Northern Hemisphere to drive improvements across our profitability measures. Having enhanced our overall service offering, penetrated new crops and expanded our global penetration of core crops, we are accomplishing our goal of stabilizing SmartFresh™ performance this year as the key to a solid foundation that will support our strategic growth initiatives. Our growth platforms continue to gain traction. The ongoing success of Harvista, the addition of a new signature RipeLock client in the retail food distribution market, along with other promising, ongoing RipeLock retail trials, and further progress in our crop diversification efforts are all extremely encouraging. Efficiency continues to improve, with a further reduction in overhead this quarter. And, with the strong cash flow generated over the first three quarters of the year, we are building the resources available to fund our growth strategy, both organically as well as through acquisitions.

I am extremely proud of the success we have achieved in reducing our sensitivity to end market volatility and generating performance that should deliver the relatively stable results we expect this year.”

(1) EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of EBITDA and the tables at the end of this press release for a reconciliation of Non-GAAP financial measures to GAAP results.

Financial Highlights for the Third Quarter and First Nine Months of 2017

Net sales for the third quarter of 2017 were $61 million, flat versus the third quarter of 2016. Revenues in the quarter reflect a later crop harvest in North America, offset by an earlier harvest in Europe, where the total 2017 harvest is expected to be down double digits as a result of a historic spring frost. Net sales for the first nine months of 2017 were $110 million, up from $108 million in the first nine months of 2016, driven by increased sales of Harvista.

Operating margins were 81 percent in the third quarter of 2017 compared to 85 percent in the third quarter of 2016. Operating margins for the first nine month of 2017 were 81 percent compared to 83 percent in the same period last year, when excluding the impact of inventory step-up amortization in the first half of 2016. Both the third quarter and year-to-date 2017 margins reflect the impact of a shift in product mix.

Research and development costs of $3 million in the third quarter of 2017 were up slightly compared to the third quarter of 2016 due to timing. Selling, general and administrative expenses were $14 million, down approximately $1 million from a year ago, primarily due to a decrease in administrative expenses. Total operating costs in the third quarter of 2017 reflect approximately $2 million of temporary cost increases, primarily legal and M&A consulting.

Interest expense for the current quarter of $9 million was down $6 million from the third quarter of 2016, driven by lower accretion of contingent consideration. Cash interest expense in the third quarter of 2017 was up slightly from the same period a year ago driven by higher interest rates.

Balance Sheet and Cash Flow

The Company continues to generate strong cash flow, with cash from operations of $15 million in the first nine months of 2017 versus a $5 million use of cash in the same period of the prior year. As of September 30, 2017, the company had cash on hand of $75 million.

Katherine Harper, CFO, said, “As a result of the tremendous progress achieved stabilizing operations and strengthening our organization, we have increased our cash balances by $31 million over the past twelve months, representative of our underlying fundamental earnings power. Revenues remain on track and margins are little changed, reflecting the unmatched value proposition our customers see in our products and services. And, we continue to improve operating leverage, with costs down compared to a year ago. We expect further progress in this area. We are in a very strong financial position with significant cash balances, and consistently strong cash flow. The AgroFresh franchise continues to grow as we build value for our shareholders.”

Conference Call
The Company will conduct a conference call to discuss its third quarter and first nine months of 2017 results at 8:30 a.m. Eastern Time on November 8, 2017. To access the call, please dial 877-883-0383 from the U.S. or 412-902-6506 from outside the U.S. The conference call I.D. number is 0398493. The call will also be available as a live webcast with an accompanying slide presentation, which will be accessible via the "Events” and “Presentations" pages of the Investor Relations section of the Company's website at www.agrofresh.com. All participants should call or access the website approximately 10 minutes before the conference call begins.

A telephone replay of the conference call will be available by dialing 877-344-7529 (US) or 412-317-0088 (International) until Wednesday, November 22, 2017. The replay I.D. number is 10113589.

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measure EBITDA. The Company believes this non-GAAP financial measure provides meaningful supplemental information as it is used by the Company's management to evaluate the Company's performance. Management believes that this measure enhances a reader's understanding of the financial performance of the Company, is more indicative of operating performance of the Company, and facilitates a better comparison between fiscal periods, as the non-GAAP measure excludes items that are not considered core to the Company's operations.

The Company does not intend for the non-GAAP financial measure contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use this non-GAAP financial measure only in conjunction with the comparable GAAP financial measure. Reconciliations of the non-GAAP financial measure EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.

About AgroFresh

AgroFresh Solutions, Inc. (AGFS) is a global industry leader in providing innovative data-driven specialty solutions aimed at enabling growers and packers of fresh produce to preserve and enhance the freshness, quality and value of fresh produce and to maximize the percentage of produce supplied to the market relative to the amount of produce grown. Its flagship product is the SmartFresh™ Quality System, a freshness protection technology proven to maintain firmness, texture and appearance of fruits during storage and transport. SmartFresh is currently commercialized in over 40 countries worldwide. Additionally the company has a number of different solutions and application technologies that have either been launched (Harvista™, RipeLock™, LandSpring™) or will be launched in the future that will extend its footprint to other crops and steps of the global produce supply chain. For more information, please visit www.agrofresh.com.

Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; costs related to operating AgroFresh as a stand-alone public company; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
AgroFresh Solutions, Inc.
Katherine Harper, CFO
investorrelations@AgroFresh.com

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	September 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$75,418	$77,312
Accounts receivable, net of allowance for doubtful accounts of $1,502 and $1,242, respectively	78,787	63,675
Inventories	16,952	15,467
Other current assets	14,319	14,047
Total current assets	185,476	170,501
Property and equipment, net	9,299	8,048
Intangible assets, net	748,793	776,584
Deferred income tax assets	7,694	8,459
Other assets	2,043	2,252
TOTAL ASSETS	$953,305	$965,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,438	$12,133
Current portion of long-term debt	5,313	15,250
Income taxes payable	6,017	3,121
Accrued expenses and other current liabilities	48,094	66,366
Total current liabilities	73,862	96,870
Long-term debt	402,333	392,996
Other noncurrent liabilities	70,397	140,833
Deferred income tax liabilities	22,790	—
Total liabilities	569,382	630,699

Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 51,001,395 and 50,698,587 shares issued and 50,340,014 and 50,037,206 shares outstanding at September 30, 2017 and December 31, 2016, respectively	5	5
Preferred stock; par value $0.0001, 1 share authorized and outstanding at September 30, 2017 and December 31, 2016	—	—
Treasury stock; par value $0.0001, 661,381 shares at September 30, 2017 and December 31, 2016	(3,885)	(3,885)
Additional paid-in capital	532,337	475,598
Accumulated deficit	(132,076)	(132,200)
Accumulated other comprehensive loss	(12,458)	(4,373)
Total stockholders' equity	383,923	335,145
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$953,305	$965,844

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Net sales	$60,772	$61,200	$109,891	$107,996
Cost of sales (excluding amortization, shown separately below)	11,620	8,905	21,365	48,558
Gross profit	49,152	52,295	88,526	59,438
Research and development expenses	3,071	2,983	10,103	11,220
Selling, general, and administrative expenses	14,462	15,173	44,328	49,385
Amortization of intangibles	10,445	10,080	31,335	29,878
Change in fair value of contingent consideration	(1,424)	(1,569)	(2,420)	(4,969)
Operating income (loss)	22,598	25,628	5,180	(26,076)
Other (expense) income	(295)	(38)	(40)	16
(Loss) gain on foreign currency exchange	(487)	924	10,584	682
Interest expense, net	(8,638)	(14,526)	(27,495)	(43,850)
Income (loss) before income taxes	13,178	11,988	(11,771)	(69,228)
Income tax expense (benefit)	3,632	4,676	(11,895)	(26,239)
Net income (loss)	$9,546	$7,312	$124	$(42,989)

Net income (loss) per share:
Basic	$0.19	$0.15	$—	$(0.87)
Diluted	$0.19	$0.15	$—	$(0.87)
Weighted average shares outstanding:
Basic	49,676,923	49,567,735	49,852,337	49,385,733
Diluted	50,169,434	49,627,800	50,134,591	49,385,733

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

(in thousands)	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Cash flows from operating activities:
Net income (loss)	$124	$(42,989)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	33,102	31,777
Provision for bad debts	260	—
Stock-based compensation for equity classified awards	1,318	2,901
Pension expense	227	—
Amortization of inventory fair value adjustment	—	30,377
Amortization of deferred financing costs	1,764	1,696
Accretion of contingent consideration	7,297	22,931
Decrease in fair value of contingent consideration	(2,420)	(4,969)
Deferred income taxes	(16,445)	(24,910)
Loss on sales of property	81	21
Other	93	850
Changes in operating assets and liabilities:
Accounts receivable	(8,699)	(8,520)
Inventories	(1,363)	(2,191)
Prepaid expenses and other current assets	(321)	(19,627)
Accounts payable	(9,486)	341
Accrued expenses and other liabilities	7,691	5,272
Income taxes payable	3,050	1,206
Other assets and liabilities	(1,354)	711
Net cash provided by (used in) operating activities	14,919	(5,123)
Cash flows from investing activities:
Cash paid for property and equipment	(5,281)	(5,449)
Proceeds from sale of property	99	8
Other investments	(1,050)	—
Net cash used in investing activities	(6,232)	(5,441)
Cash flows from financing activities:
Payment of Dow liabilities settlement	(10,000)	—
Repayment of long term debt	(2,125)	(3,188)
Repurchase of stock for treasury	—	(1,488)
Net cash used in financing activities	(12,125)	(4,676)
Effect of exchange rate changes on cash and cash equivalents	1,544	2,152
Net decrease in cash and cash equivalents	(1,894)	(13,088)
Cash and cash equivalents, beginning of period	77,312	57,765
Cash and cash equivalents, end of period	$75,418	$44,677

Supplemental disclosures of cash flow information:
Cash paid for:
Cash paid for interest	$12,309	$18,460
Cash paid for income taxes	$1,811	$2,487
Supplemental schedule of non-cash investing and financing activities:

Accrued purchases of property and equipment	$1,422	$35
Settlement of Dow liabilities not resulting from cash payment, net of deferred income taxes	$55,089	$—

GAAP to Non-GAAP Reconciliations

The following is a reconciliation between the non-GAAP financial measure of EBITDA to its most directly comparable GAAP financial measure, net income (loss):

(in thousands)	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
GAAP net income (loss)	$9,546	$7,312	$124	$(42,989)
Income tax expense (benefit)	3,632	4,676	(11,895)	(26,239)
Amortization of inventory step-up(1)	—	—	—	30,377
Interest expense(2)	8,638	14,526	27,495	43,850
Depreciation and amortization	11,056	10,438	33,102	31,777
Non-GAAP EBITDA	$32,872	$36,952	$48,826	$36,776

———————————————————————————————

(1)	The amortization of inventory step-up related to the acquisition of AgroFresh was charged to income based on the pace of inventory usage.

(2)	Interest on the term loan and accretion for debt discounts, debt issuance costs and contingent consideration.